Exhibit 10.4

CSS INDUSTRIES, INC.
FY2008 Management Incentive Program Criteria

Paper Magic Group, Inc.

These FY2008 Management Incentive Program Criteria has been approved by the Human Resources Committee (the “Committee”) of the Board of Directors of CSS Industries, Inc. (“CSS”) in connection with the CSS Industries, Inc. Management Incentive Program (the “Program”). All defined terms used herein and not otherwise defined shall have the respective meanings set forth in the Program. These FY2008 Management Incentive Program Criteria are not intended in any way to alter, modify or supercede the terms of the Program, and reference should be made to such Program for a full description of the terms of the Program.

For CSS’ fiscal year ending March 31, 2008, these FY2008 Management Incentive Program Criteria shall apply solely to eligible Participants who are employed by CSS’ Paper Magic Group, Inc. and to its Don Post Studios, Inc. subsidiary (collectively, the “Company”).

Notwithstanding any provision in this document or otherwise to the contrary, the Committee, in its sole discretion, reserves the right (a) to determine the eligibility requirements for participation in the Program; (b) to determine whether an employee satisfies the eligibility requirements for participation in the Program; (c) to award an Award, if any, to a Participant under the Program; (d) to deny payment of an Award to a Participant otherwise eligible under the terms of the Program or this document; (e) to make an Award, if any, to a Participant in a greater or lesser amount than provided for in the Program or this document; and/or (f) to make an Award, if any, in a manner or on a schedule other than as provided for in the Program or this document.

Participants

The Company’s employees eligible to be Participants under the Program are limited to the Company’s full-time employees having one or more of the job titles listed on Exhibit “A” attached hereto, which list may be modified from time to time, and at any time, at the sole discretion of the Committee upon the recommendation by the Company’s President. Notwithstanding any provision in this document or otherwise to the contrary, the Committee, in its sole discretion, reserves the right to change or modify the eligibility requirements for participation in the Program at any time and from time to time, and to determine whether an employee satisfies the eligibility requirements for participation in the Program. Any new or existing Company employee who becomes eligible for the first time to participate in the Program may, at the Company President’s sole discretion, be eligible to receive a bonus payment, if any, prorated for the months he or she is eligible to receive an Award under the Program; provided, however, that Committee approval shall be required for any Award under the Program to any newly eligible Company employee who is an executive officer of CSS or who has an annual base salary in excess of $175,000.

Participant Performance Criteria

For the Company’s fiscal year ending March 31, 2008, each Participant is eligible to receive an Award calculated using a base amount equal to such Participant’s Target Index Amount (as such term is defined below). Unless otherwise determined by the Committee, in its sole discretion, the Award is divided into two parts: (a) a part entirely contingent upon the achievement by the Company of at least a minimum level of NOI (as such term is defined below), as determined by the Committee in its sole discretion, and (b) a part entirely contingent upon the achievement by CSS of at least a minimum level of earnings per share (“EPS”) of CSS’ common stock, as determined by the Committee in its sole discretion. If a minimum level for a part is not achieved, no Award for that part will be paid. For purposes of the Program, “NOI” is defined as the Company’s operating income for the Company’s fiscal year ending March 31, 2008, less a capital charge of 10% of the Company’s average total assets and certain other liabilities. Unless otherwise set forth herein or determined by the Committee, in its sole discretion, a Participant’s potential Award under the Program is allocated based upon the following three components, with the following respective percentages:

Company Component — Company NOI Component	40%
Company Component — Company Individual Objective Component	40%
CSS Component — Earnings Per Share	20%

Target Index Amount

The “Target Index Amount” for each Participant is determined by multiplying (i) the Participant’s guideline percentage (based upon the Participant’s position and determined at the sole discretion of the Committee or, if not specifically determined by the Committee, at the sole discretion of the Company’s President) by (ii) the Participant’s base salary effective as of the later of April 1, 2007 or the date upon which such Participant becomes eligible to participate in the Program, as determined at the sole discretion of the Committee or, if not specifically determined by the Committee, at the sole discretion of the Company’s President.

Example: a Participant has a base salary of $40,000 effective as of April 1, 2007 and has a guideline percentage of 15%.

Guideline		Base Salary		Target Index
Percentage	*	as of 4/1/07	=	Amount
15%	*	$40,000	=	$6,000

A Participant who changes job positions during the Fiscal Year (i.e., moves to a higher or lower job level that is an eligible position under the Program) will be eligible to receive an Award that is based upon the employee’s annual salary and level in effect as of April 1, 2007, plus or minus any pro rata adjustment that is effective with the change in position.

Each Participant’s Target Index Amount is not a guarantee that the applicable Participant will receive such Target Index Amount, or any Award. If awarded, the amount of any Award is subject to adjustment from the Target Index Amount based upon, among other factors, the actual financial results of CSS and the Company, and the level of achievement of a Participant’s individual objectives. For example, if a Participant’s performance is unsatisfactory, but either CSS or the Company has favorable fiscal year financial results, then the Committee may determine, in its sole discretion, not to pay any Award to the unsatisfactory performer.

Allocation of Target Index Amount

In determining the amount of the Award, the Target Index Amount is allocated as follows: (a) 80% (the “Company Component”) is entirely contingent upon the achievement by the Company of at least a minimum level of NOI, as determined by the Committee in its sole discretion, and (b) 20% (the “CSS Component”) is entirely contingent upon the achievement by CSS of at least a minimum level of EPS, as determined by the Committee in its sole discretion. If a minimum level for a part is not achieved, no portion of the Target Index Amount allocated to that part will be paid.

Company Component

If the Company achieves at least a minimum level of NOI, as determined by the Committee in its sole discretion, then the Participant is eligible to receive the Company Component. The Company Component consists of (i) a portion based upon the actual NOI compared to targeted NOI (the “Company NOI Component”) and (ii) a portion based upon the applicable Participant’s achievement of his or her performance goals (the “Company Individual Objective Component”). The amount, if any, attributable to the Company Component will be adjusted based upon the Company’s actual NOI compared to targeted NOI.

If the Company achieves at least 95% of its NOI budget goal, then one-half of the Company Component will be based upon the Company NOI Component and one-half of the Company Component will be based upon the Company Individual Objective Component.

If the Company achieves less than 95% of its NOI budget goal but at least the minimum level of NOI, then the Company Component will be allocated as follows; provided, however, that the allocation of the Company Component for the Company’s President shall remain at one-half Company NOI Component and one-half Company Individual Objective Component:

Company		Company Individual
Achievement of NOI Goal	NOI Component	Objective Component
At least 85% of NOI budget goal, but less than 95% of NOI budget goal	40%	60%
At least minimum level of NOI, but less than 85% of NOI budget goal	30%	70%

With respect to the Company Individual Objective Component, each Participant will develop with his or her supervisor specific goals and objectives to be achieved by the Participant during the Company’s fiscal year ending March 31, 2008. Such goals and objectives should be documented in a manner acceptable to the Company’s President, in his or her sole discretion, either at the beginning of the fiscal year, the date upon which the Participant becomes eligible to participate in the Program, the date upon which such Participant’s position with the Company changes, or such other date as selected by the Company’s President, in his or her sole discretion. At the end of the Company’s fiscal year ending March 31, 2008, the level of each Participant’s achievements of his or her goals and objectives will be determined by the applicable Participant’s supervisor, in his or her sole discretion, and submitted to the Company’s President for review and approval, in his or her sole discretion. With respect to Participants who are executive officers of CSS or who have annual base salaries in excess of $175,000, the Committee, in its sole discretion, will review and approve, disapprove or modify the Company’s determination as to each such Participant’s level of achievement of his or her goals and objectives. The Program is not intended to duplicate the Company’s merit salary review process, and a Participant’s Company Individual Objective Component ratings may vary from his or her merit salary review performance rating.

CSS Component

If CSS achieves at least a minimum level of EPS, as determined by the Committee in its sole discretion, then the Participant is eligible to receive the CSS Component, which will be adjusted for CSS’ actual level of EPS achievement compared to the targeted EPS. If a minimum level of EPS is not achieved, no portion of the Target Index Amount allocated to EPS will be paid. The amount, if any, attributable to the CSS Component will be adjusted based upon CSS’ actual level of EPS achievement compared to targeted EPS.

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